Exhibit 99.1

Safeguard Scientifics Announces First Quarter 2016 Financial Results

Aggregate partner company revenue projected to be between $435 million and $450 million

Conference call and webcast today at 9:00 a.m. ET

RADNOR, Pa., April 28, 2016 /PRNewswire/ -- Safeguard Scientifics, Inc. (NYSE: SFE) today announced first quarter 2016 financial results. Safeguard's partner companies achieved significant developmental milestones.

"Safeguard continues to track steady progress toward our long-term strategic goal of deploying capital to support the development of our growing roster of partner companies while realizing aggregate cash-on-cash returns of at least 2x from a consistent pace of well-timed exit transactions to drive shareholder value," said Stephen T. Zarrilli, President and CEO of Safeguard. "Our recent sale of Putney reinforces our confidence in and belief that our portfolio of partner companies is ripe with high-quality opportunities for future M&A and value creation events."

Subsequent to the first quarter of 2016, Safeguard's partner company, Putney, was acquired by Dechra Holdings US Inc., a subsidiary of Dechra Pharmaceuticals Plc (LON:DPH), for $200 million in cash. Safeguard received cash proceeds of $58.2 million, which represents an approximate 3.9x cash-on-cash return and 42% IRR. Safeguard had deployed $14.9 million in Putney since September 2011 and prior to the acquisition had a 28% primary ownership position.

AGGREGATE PARTNER COMPANY REVENUE
In light of the Putney sale, Safeguard updated aggregate partner company revenue guidance. For 2016, aggregate partner company revenue is now projected to be between $435 million and $450 million, which includes revenue for all partner companies in which Safeguard had an interest at January 1, 2016, except for Putney. Aggregate revenue for 2015, 2014 and 2013 was $420 million, $338 million and $275 million, respectively, for the same companies.

FIRST QUARTER 2016 FINANCIAL HIGHLIGHTS

  Deployed $23.4 million in follow-on funding to support growth of nine existing partner companies.
  Achieved the final $3.3 million performance milestone, related to the sale of ThingWorx, Inc. consummated in December 2013, bringing the total cash-on-cash return to 4.7x.
  Repurchased $5.4 million of common stock in open market transactions under a $25 million share repurchase authorization. Since the program's renewed authorization in the third quarter of 2015, $10.4 million of common stock, or approximately 728,000 shares, have been repurchased through March 31, 2016.

For the three months ended March 31, 2016, Safeguard's net loss was $15.5 million, or $0.76 per share, compared with a net loss of $14.6 million, or $0.70 per share, for the same quarter of 2015.

SELECT PARTNER COMPANY HIGHLIGHTS
Significant accomplishments by Safeguard's partner companies during the first quarter 2016 include:

~ Product Launches / Regulatory Approvals ~

Apprenda announced that it is incorporating Kubernetes, Google's open-source orchestration system for Docker containers, for part of its architecture and is joining the highly committed Kubernetes community.

Beyond launched Text2Hire campaigns, which provide recruiters with the opportunity to engage with job seekers through personalized text messages about quality job opportunities.

CloudMine launched its HIPAA-compliant Connected Health Cloud product, which allows users across the healthcare spectrum to aggregate and analyze disparate data to improve patient care.

Clutch Holdings deployed several enhancements to its proprietary customer-marketing platform, including an innovative event infrastructure and supporting application program interfaces ("APIs"), as well as an architectural upgrade for the platform's mobile infrastructure.

Hoopla Software continues to expand its open data platform with new features including Google Sheets integration, an open data API, and enhanced Salesforce integration.

InfoBionic received 510(k) clearance from the U.S. Food and Drug Administration ("FDA") for MoMe® Kardia, a wireless, remote monitoring system designed to aid physicians in their diagnosis of cardiac arrhythmias in patients with a demonstrated need for cardiac monitoring. InfoBionic expects to begin shipping the new generation MoMe® Kardia in the second quarter of 2016.

MediaMath launched Helix™, a new proprietary data business unit that represents the investment in data as the fuel and exhaust of programmatic. Helix leverages global, pooled transactional data sets coupled with MediaMath's vast data footprint and buying platform to evolve how marketers leverage data for programmatic marketing.

Medivo launched CareInsights Dx analytics solutions, which provide value to healthcare payers by leveraging clinical diagnostics to identify at-risk patients for care management programs, HEDIS/Star Initiatives and medical risk adjustment.

Propeller Health launched a 'first-of-its-kind' commercial partnership with Boehringer Ingelheim Pharmaceuticals, a global pharmaceutical company and leading provider of inhaled medications for serious respiratory diseases. This partnership aims to use digital health tools and services to help people living with chronic obstructive pulmonary disease ("COPD") and asthma better manage their disease.

Syapse launched its Syapse Global Partner Program, which will leverage best-of-breed partners to enhance and accelerate the implementation of the Syapse Precision Medicine Platform at healthcare organizations globally. Under the program, Syapse will build an ecosystem of partners, including system integrators, EHR vendors, testing labs, specialty pharmacies and health plans, to further complement the capabilities of Syapse Precision Medicine Platform.

WebLinc launched its exclusive Solutions Partner Network to offer mid market retailers access to in-demand solutions and ecommerce expertise. Launching this network, WebLinc has designed a repeatable process to help the most innovative commerce agencies, developers, and strategists implement the WebLinc Commerce Platform. Demac Media, an award-winning commerce agency based in Toronto, is the first Solutions Partner Network member. In addition, WebLinc launched ecommerce websites for Tahari Arthur S. Levine, an affordable luxury brand focused on professional women; Marika.com and Zobha.com for FAM Brands, a family-owned and operated activewear manufacturer; and RachelRoy.com for Rachel Roy, an award-winning and privately-owned women's clothing brand.

Zipnosis expanded its offerings with the launch of ZipTicket™, a virtual boarding pass that gives patients access to in-clinic lab tests, part of Zipnosis' focus to streamline healthcare delivery and improving patient experience through virtual care.

~ Major Customer Wins / Strategic Partnerships ~

AppFirst is teaming with FutureProof, a London-based technology consulting firm, to offer companies analytics that determine the suitability of applications to migrate and run in the cloud or on other strategic platforms and services. The partnership leverages AppFirst's nano-surveillance technology that allows visibility of every process across a customer's entire IT stack.

Apprenda signed a resale agreement with Cisco to integrate the Apprenda PaaS with Cisco Metapod and Cisco Application Centric Infrastructure ("ACI"). Apprenda's integration with Cisco Metapod and Cisco ACI allows Apprenda to fully deliver on the hybrid needs of enterprise software development.

Aventura selected top ranked HealthCast as its Single Sign-On ("SSO") partner. The combined offering brings to market a comprehensive, modular set of solutions that provide basic level desktop perimeter security and two-factor authentication with the ability to leverage SSO and contextual patient awareness for interoperability at the point-of-care.

Beyond added Advantage Solutions, Allstate, Maxim Healthcare, Six Flags and UPS to its customer roster.

CloudMine partnered with rapid mobile app development leader Alpha Software Corporation to scale secure, HIPAA-compliant mobile app development and deployment for healthcare and life science organizations.

Clutch Holdings signed new strategic enterprise clients including 1-800-Radiator, Astro Gaming, Country Outfitter, Goodwill, Samsonite and Skullcandy. Clutch also expanded its customer-marketing solutions to existing clients Harley-Davidson, Pandora Jewelry and True Religion. Clutch entered into strategic partnerships with NetSuite, a premier ecommerce solutions provider; Lyons Consulting Group, a leading ecommerce systems integrator; Retail Control Systems, a complete retail management software and hardware solution; and Vantiv, a leading payment processing and technology provider.

Good Start Genetics is collaborating with Helix, a consumer genomics company, to develop consumer applications to help couples better understand their reproductive health. In addition, Good Start Genetics established a national relationship with Aetna to serve as an in-network laboratory partner for a variety of its genetic tests. The agreement, effective June 1, 2016, brings Good Start Genetics' number of in-network covered lives to over 100 million, arming Good Start Genetics with the national reach necessary to best inform and improve the health of millions.

Hoopla Software has signed 150 new customers since launching its latest platform, continuing robust revenue momentum during the first quarter of 2016.

MediaMath partnered with Adform, a global digital media advertising technology company. MediaMath TerminalOne users will gain access to publishers on the Adform system, profiting from increased programmatic supply globally alongside the buy and sell-side tools that Adform offers. In return MediaMath will provide Adform with global demand for its global programmatic supply. MediaMath's training and educational arm, The New Marketing Institute, launched in Asian and Pacific Coasts ("APAC") to arm companies and their staff with a greater understanding of technology, including programmatic trading. Lastly, MediaMath was the first demand-side platform ("DSP") to partner with Integral Ad Science to leverage its performance matching technology to empower advertisers with the ability to target viewability thresholds for its video inventory.

Pneuron won a significant Transaction "Look-back" project with a Global Bank, supported by a major Audit firm, to improve the speed, consistency, and productivity of its Investigative staff. In addition, Pneuron developed, deployed and moved into global production, 60 complex business intelligence models in record time at a Top 10 global financial institution.

Propeller Health partnered with Aptar Pharma, a global drug delivery systems provider. Under the terms of the agreement, Propeller and Aptar will jointly develop the world's first digital, connected metered dose inhaler with an integrated sensor and a novel electronic dose counter. The device is currently available for licensing and is expected to enter clinical studies later this year. Propeller Health also announced new commercial partnerships with Humana, whose employees are participating in the AIR Louisville program, and with AMC Health, which will use Propeller to power its care management programs for complex COPD patients.

Sonobi announced a key partnership with Omnicom Media Group's Annalect Group to integrate Sonobi's JetstreamTM platform into OMG's premium ad technologies so organizations can pre-qualify and purchase audiences directly without financial intermediaries.

Syapse's Precision Medicine Platform was utilized by The American Society of Clinical Oncology ("ASCO") to launch and enroll the first patients in the ASCO's Targeted Agent and Profiling Utilization Registry ("TAPUR") study. This groundbreaking clinical trial, which addresses the use of molecularly-targeted cancer drugs used for indications outside of those approved by the FDA, relies on Syapse to manage the study workflow and capture structured clinical data from participating hospital systems.

Trice Medical selected OpenClinica Enterprise, a SaaS that allows clinical research teams to be more efficient in the electronic capture and management of clinical data. Trice Medical selected OpenClinica Enterprise to help manage its clinical trials in large part because of the system's ease of use and its ability to scale with the company's needs.

WebLinc expanded its Partner Ensemble platform with the addition of ChannelAdvisor, a provider of cloud-based ecommerce solutions for retailers and manufacturers. This strategic partnership offers WebLinc clients a pre-built integration with ChannelAdvisor, enabling them to automatically push a single product data feed into the WebLinc Commerce Platform.

Zipnosis partnered with MultiCare Health System to launch its MultiCare eCare platform, an online diagnosis and treatment service for common health conditions.

~ Industry Awards ~

Bridgevine was named one of the 'Top 40 Innovative Technology Companies in Georgia' by the Technology Association of Georgia. TAG's Top 40 Awards recognize Georgia-based technology companies for their innovation, financial impact, and their efforts at spreading awareness of Georgia's technology initiatives throughout the U.S. and globally.

Clutch Holdings was honored as a Strong Performer in The Forrester Wave™: Customer Loyalty Solutions For Midsize Organizations report. Clutch and its client Wizard World were also nominated for the Loyalty 360 CX Awards for premier loyalty program and top customer experience.

Hoopla Software was recently selected as a 2016 Gold Stevie Award winner for the category "Incentive Management Solution – New". The award recognized Hoopla's success in building a platform that drives the performance of sales and service teams through an incentive-based platform that combines modern game mechanics, employee recognition, and motivational communication tools.

MediaMath earned recognition from major technology research firm, Gartner, in its Magic Quadrant for Digital Marketing Hubs, in which MediaMath was named a visionary. MediaMath was recognized as a leader for its scalable, reliable TerminalOne Marketing operating system and the open, extensible ecosystem of data, technology and media suppliers it enables.

Pneuron was recognized by SD Times as a Top Company to watch in 2016.

Syapse was recognized at the White House Precision Medicine Initiative Summit for its work with Intermountain Healthcare to implement and systematize precision medicine. This event, which included an address by President Barack Obama, showcased the achievements of pioneers in bringing precision medicine into clinical practice.

Transactis earned "Best Innovation in ACH" for its BillerIQ platform from the National Automated Clearinghouse Association and PYMNTS.com. The award is bestowed at Harvard University based on voting by payments industry peers.

Trice Medical ranked in the top 10% of all exhibitors, and the top 4% of exhibitors in its category, at the 2016 American Academy of Orthopedic Surgeons, which had more than 30,000 healthcare professionals in attendance. Trice Medical was complemented on its use of clear messaging, visually communicating the value proposition, and providing a easily accessible environment to show attendees. The AAOS is the largest annual trade show in the orthopedic space where companies and health care providers from all over the world convene to become educated on the latest technology and clinical evidence in the orthopedic marketplace."

~ Financings and Other Milestones ~

AdvantEdge Healthcare Solutions continues its focus on organic growth and hired a Senior Vice President of Sales and Marketing to lead that effort. Additionally, during the first of 2016, AdvantEdge closed over $2.5 million in annualized new business.

Apprenda joined the Cisco® Solution Partner Program as a Solution Partner. As a member of the Cisco Solution Partner Program, Apprenda is able to quickly create and deploy solutions to enhance the capabilities, performance and management of the network to capture value in the 'Internet of Everything'.

Good Start Genetics appointed Jeffrey Luber as President, Chief Executive Officer and member of the board. Previously, Mr. Luber served as Good Start Genetics' general counsel and head of corporate development, where he established a number of key relationships and new business models central to the company's growth in expanding markets. In addition, Good Start Genetics appointed Marc Jones as Chief Financial Officer. Mr. Jones has held a number of corporate finance positions in organizations ranging from Fortune 50 companies to dot-com start-ups.

Medivo announced that Swati Abbott was elected to the company's board of directors. As Chief Executive Officer of Blue Health Intelligence (BHI), a premier health intelligence resource that delivers data-driven insights about healthcare trends and best practices, Ms. Abbott oversees efforts to leverage data insights to develop innovative analytics solutions, including extending BHI's reach to external audiences, while enhancing BHI's value to Blue Cross and Blue Shield companies.

Pneuron hired multiple new staff to support its strong growth, including a new Chief Marketing Officer.

Syapse announced a $25 million Series C funding round led by Ascension Ventures with participation from Safeguard and Social Capital. Proceeds from the funding will be used to enhance the Syapse Precision Medicine Platform, including support for alternative payment models and expansion to new clinical service lines.

Transactis reported 100% year-over-year growth in 2015 for its BillerIQ platform. Subsequent to the first quarter of 2016, Transactis raised a $30 million Series E financing with equal participation from Safeguard and five of the largest U.S. commercial banks—Capital One, Fifth Third, PNC, TD and Wells Fargo. To date, Transactis has raised $70 million.

WebLinc acquired Orderbot, a Vancouver-based order management system, to process ecommerce orders, streamline warehouse and inventory management in real time, and analyze customer-buying trends.

PARTNER COMPANY HOLDINGS AS OF MARCH 31, 2016

Partner Company Revenue Stages
Development Stage - Pre-revenue - Proving out technology - Developing prototype - Beta stage customers	Initial Revenue Stage - Up to $5M in revenue - Initial customers - Early market penetration - Management team forming - Infrastructure being built	Expansion Stage - $5M to $20M in revenue - Commercial grade solution - Growing market penetration - Management team built out - Infrastructure in place	High Traction Stage - $20M+ in revenue - Significant commercial traction

	Stage	Sector	Acquisition Year	Primary Ownership%	Carrying Value	Cost
Healthcare Partner Companies:					(in millions)	(in millions)
AdvantEdge Healthcare Solutions	High Traction	HealthTech	2006	40%	$4.9	$16.3
Aventura	Initial Revenue	HealthTech	2015	20%	4.3	6.0
Good Start Genetics	High Traction	MedTech	2010	30%	-	12.0
InfoBionic	Development	MedTech	2014	40%	2.8	10.5
Medivo	Expansion	HealthTech	2011	35%	6.4	11.6
meQuilibrium	Initial Revenue	HealthTech	2015	32%	5.0	6.5
NovaSom	Expansion	MedTech	2011	32%	4.4	21.6
Propeller Health	Initial Revenue	HealthTech	2014	25%	5.9	9.0
Putney	High Traction	Specialty Pharma	2011	28%	3.0	14.9
Syapse	Initial Revenue	HealthTech	2014	29%	9.5	13.3
Trice Medical	Initial Revenue	MedTech	2014	28%	3.7	6.2
Zipnosis	Initial Revenue	HealthTech	2015	26%	6.8	7.0
					$56.7	$134.9
Technology Partner Companies:
AppFirst	Initial Revenue	Enterprise	2012	34%	3.2	12.6
Apprenda	Initial Revenue	Enterprise	2013	30%	15.5	22.1
Beyond	High Traction	Digital Media	2007	38%	9.9	13.5
Bridgevine	High Traction	Enterprise	2007	17%	4.6	10.0
Cask Data	Initial Revenue	Enterprise	2015	34%	10.0	11.0
CloudMine	Initial Revenue	Enterprise	2015	30%	3.5	4.9
Clutch Holdings	Expansion	Digital Media	2013	39%	10.0	14.3
Full Measure Education	Initial Revenue	Enterprise	2015	36%	6.8	8.0
Hoopla Software	Initial Revenue	Enterprise	2011	26%	1.0	4.8
Lumesis	Initial Revenue	Enterprise	2012	44%	1.8	5.6
MediaMath	High Traction	Digital Media	2009	21%	11.1	25.5
Pneuron	Initial Revenue	Enterprise	2013	35%	6.5	8.5
QuanticMind	Initial Revenue	Digital Media	2015	24%	6.3	7.0
Sonobi	Expansion	Digital Media	2015	23%	4.6	5.4
Spongecell	Expansion	Digital Media	2012	23%	11.5	16.0
Transactis	Expansion	Enterprise	2014	24%	6.5	9.5
WebLinc	Expansion	Digital Media	2014	38%	8.7	11.0
					$121.5	$189.7
Total: Healthcare + Technology				TOTAL:	$178.2	$324.6

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ)
AdvantEdge Healthcare Solutions ("AdvantEdge") is a technology-enabled provider of healthcare revenue cycle and business management solutions that improve decision-making, maximize financial performance, streamline operations and mitigate compliance risks for healthcare providers.

Aventura, Inc. (Denver, CO)
Aventura is a leading provider of awareness computing for the healthcare industry. Through its patented technology, Aventura delivers awareness of a user's identity and role, the location within a facility, the device being used, and the patient being treated.

Good Start Genetics, Inc. (Cambridge, MA)
Good Start Genetics is a commercial-stage molecular genetic information company transforming the standard of care in reproductive medicine and family medicine by providing physicians and their patients a suite of products that provide clinically relevant, insightful and actionable information in order to promote successful pregnancies and healthy families.

InfoBionic, Inc. (Lowell, MA)
InfoBionic is an emerging digital health company focused on creating superior patient monitoring solutions for chronic disease management with an initial market focus on cardiac arrhythmias.

Medivo, Inc. (New York, NY)
Medivo unlocks the power of clinical diagnostics to improve health. Medivo uses advanced analytics and proprietary disease algorithms to provide unique targeting intelligence for life science companies; commercial effectiveness solutions for diagnostic companies; and quality improvement and risk management insights for payers. Medivo is the largest source of lab data in the U.S. with access to over 150 million patients through its nationwide network of partner labs.

meQuilibrium, Inc. (Boston, MA)
meQuilibrium is a digital coaching platform that delivers clinically validated and highly personalized resilience solutions to employers, health plans, wellness providers, and consumers increasing engagement, productivity and performance, as well as improving outcomes in managing stress, health and well-being. The clinically validated, HIPAA-compliant, software-as-a-service ("SaaS") platform delivers an individualized digital coaching experience.

NovaSom, Inc. (Glen Burnie, MD)
NovaSom is a leader in obstructive sleep apnea home testing with the AccuSom® home sleep test, a comprehensively supported home sleep test that provides continuous patient support and next-day test results and interpretation for health care professionals.

Propeller Health, Inc. (Madison, WI)
Propeller Health provides digital solutions to measurably improve respiratory health. One of the first mobile platforms with FDA clearance, Propeller Health combines sensors, mobile apps and predictive analytics to monitor and engage patients, increase adherence and encourage effective self-management.

Syapse, Inc. (Palo Alto, CA)
Syapse drives healthcare transformation through precision medicine, enabling provider systems to improve clinical outcomes, streamline operations, and shift to new payment models. Syapse Precision Medicine Platform is a comprehensive software suite used by leading health systems to support the clinical implementation of precision medicine in oncology and other service lines, enabling clinical and genomic data integration, decision support, care coordination, and quality improvement at point of care.

Trice MedicalTM (King of Prussia, PA)
Trice Medical is a sports medicine company focused on micro invasive technologies. Trice Medical has pioneered fully integrated camera-enabled needle technologies that provide a clinical solution, optimized for use in the physician's office.

Zipnosis, Inc. (Minneapolis, MN)
Zipnosis guides health systems through clinical, marketing, compliance and operations workflows, and guarantees launch of their virtual care programs in just 60 days. Zipnosis' white-labeled software integrates with a health system's electronic medical record and patient portal, and allows health systems to serve both existing and new patients.

TECHNOLOGY

AppFirst, Inc. (New York, NY)
AppFirst's patented technology enables rapid and unintrusive collection of real-time foundational metrics, at the sub-nanosecond level, in conjunction with collecting and time synchronizing multiple other data types. AppFirst's rich data set can be used for many purposes including security introspection, detailed forensics, regulatory compliance, real time transaction tracing, real time topology viewing, operations management, performance management, detailed cost tracking, and many other applications for both cloud and proprietary environments.

Apprenda, Inc. (Troy, NY)
Apprenda is a leading enterprise PaaS company powering the next generation of enterprise software development in public, private and hybrid clouds. As a foundational software layer and application run-time environment, Apprenda abstracts away the complexities of building and delivering modern software applications, enabling enterprises to turn ideas into innovations more quickly.

Beyond.com, Inc. (King of Prussia, PA)
Beyond.com ("Beyond"), The Career NetworkTM, helps millions of professionals find jobs and advance their careers while also serving as the premier destination for companies in need of top talent. This is achieved through more than 500 talent communities that use integrated social features to help members discover relevant jobs, career news, career advice and resources.

Bridgevine, Inc. (Atlanta, GA)
Bridgevine is the home of customer acquisition. The company powers digital solutions where product and service supply from the leading brands meets consumer and small/medium business demand. More than 2.8 million households per month shop through The Bridgevine Marketplace via a blend of direct marketing and proprietary distribution channels.

Cask Data, Inc. (Palo Alto, CA)
Cask accelerates the development and deployment of production Hadoop applications. Hadoop is the industry standard open source software framework for large-scale data applications.

CloudMine, Inc. (Philadelphia, PA)
CloudMine's Connected Health Cloud integrates the vast world of health data—empowering payers, providers, and pharmaceutical organizations to mobilize patient information by building robust applications and driving actionable insights. Through support for machine learning, data science, and predictive analytics, CloudMine customers are improving the quality of care by leveraging cognitive data analysis to determine patient interactions.

Clutch Holdings, Inc. (Ambler, PA)
Clutch helps brands identify, understand and engage their customers to earn their genuine loyalty. Clutch's advanced customer marketing platform and expert customer strategy is specifically designed to address the sophisticated customer challenges of premier brands.

Full Measure Education, Inc. (Washington, DC)
Full Measure Education designs next-generation, mobile-first technologies for community colleges nationwide. Full Measure Education's Guided Pathways Management system offers post-secondary institutions an easy, holistic approach for personalizing every student's path to success. The Full Measure Education team is composed of seasoned educators and technologists prepared to work side-by-side with your leadership and academic community to provide unprecedented capabilities for defining, guiding and monitoring success.

Hoopla Software, Inc. (San Jose, CA)
Hoopla provides cloud-based software that helps sales organizations inspire and motivate sales team performance. Hoopla's Sales Motivation Platform combines modern game mechanics, data analytics and broadcast-quality video in a cloud application that makes it easy for managers to motivate team performance and score more wins.

Lumesis, Inc. (Stamford, CT)
Lumesis is focused on providing regulatory, business efficiency and analytical solutions to the municipal bond marketplace. Lumesis is dedicated to serving the municipal market with industry-leading solutions that meet the needs of an evolving regulatory environment. Today, the company's DIVER platform helps hundreds of firms with over 43,000 users efficiently meet credit, regulatory and risk needs.

MediaMath, Inc. (New York, NY)
MediaMath is a global technology company that is leading the movement to revolutionize traditional marketing and drive transformative results for marketers through its TerminalOne Marketing Operating System®. A pioneer in the industry, introducing the first Demand-Side Platform with the company's founding in 2007, MediaMath is the only company of its kind to empower marketers with an extensible, open platform to unleash the power of goal-based marketing at scale, transparently across the enterprise.

Pneuron Corporation (Woburn, MA)
Pneuron's leading business orchestration software enables organizations to flexibly leverage their existing applications, infrastructure, services and data to create and deliver actionable intelligence—in half the time and cost. Through Pneuron's innovative, distributed approach, companies are no longer faced with the complex centralization and integration requirements of traditional approaches.

QuanticMind, Inc. (Redwood City, CA)
QuanticMind, the "platform for smarter advertising", is a rapidly growing SaaS company providing enterprise-level, predictive advertising management software for paid search, social, and mobile, which represent the largest digital advertising categories in the world. QuanticMind brings together machine learning, distributed cloud, and in-memory processing technologies to provide the most intelligent, most scalable, and fastest platform available.

Sonobi, Inc. (New York, NY)
Sonobi is an advertising technology developer that creates forward-thinking, data-driven tools and solutions to meet the evolving needs of demand- and sell-side organizations within the digital media marketplace. Sonobi helps its clients and strategic partners to forecast new market opportunities, enhance value delivery to clients, and create more profitable businesses through integration of progressive data procurement and user-centric sales management technologies.

Spongecell, Inc. (New York, NY)
Spongecell is a creative technology company that allows brand advertisers to create personal connections at a global scale. Offering intelligent data integrations, sophisticated decisioning tools and an easy, streamlined workflow, Spongecell's Creative Optimization and Relevance Engine allows advertisers, and their creative agencies, to make smarter creative decisions and build online campaigns that resonate with customers and respond to whatever the marketing need is.

Transactis, Inc. (New York, NY)
Transactis is a leading provider of electronic billing and payment solutions. Transactis' cloud-based electronic bill presentment and payment platform, BillerIQ, is a white-labeled solution that is offered "as-a-service," enabling businesses to rapidly and securely deliver electronic bills, invoices and documents as well as accept payments online, by phone and via mobile device.

WebLinc, Inc. (Philadelphia, PA)
WebLinc is a commerce platform provider for fast growing online retailers. WebLinc tailors its commerce platform to the needs and scale of mid to large retailers by leveraging extensive experience and success supporting clients' need for fast growth and system flexibility.

CONFERENCE CALL AND WEBCAST DETAILS

Please call 10-15 minutes prior to the call to register.

Date: Thursday, April 28, 2016

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Live Number: 877-201-0168 // (International) 647-788-4901

Replay Number: 855-859-2056 // (International) 404-537-3406

Access Code: 80401722

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; and Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty.

Format: Discussion of first quarter 2016 financial results followed by Q&A.

Replay will be available through May 28, 2016 at 11:59pm EDT. For more information please contact IR@safeguard.com.

About Safeguard Scientifics
Safeguard Scientifics, Inc. (NYSE: SFE) has a distinguished track record of fostering innovation and building market leaders. For more than 60 years, Safeguard has been providing growth capital and operational support to entrepreneurs across an evolving spectrum of industries. Today, Safeguard targets early- and growth-stage companies in advertising technology, digital media, financial technology, enterprise software, digital health and healthcare IT. For more information, please visit www.safeguard.com or follow us on Twitter @safeguard.

Forward-looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the deployment of capital, the fact that our partner companies may vary from period to period, our substantial capital requirements and absence of liquidity from our partner company holdings, fluctuations in the market prices of our publicly traded partner company holdings, competition, our inability to obtain maximum value for our partner company holdings, our ability to attract and retain qualified employees, market valuations in sectors in which our partner companies operate, our inability to control our partner companies, our need to manage our assets to avoid registration under the Investment Company Act of 1940, and risks associated with our partner companies, including the fact that most of our partner companies have a limited history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard's partner companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company's ability to predict or control. As a result of these and other factors, the Company's past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

SAFEGUARD CONTACTS:
For Investor Relations
John E. Shave III
Senior Vice President, Investor Relations and Corporate Communications
610.975.4952
jshave(at)safeguard(dot)com

For Media Relations
Heather R. Hunter
Vice President, Corporate Communications
610.975.4923
hhunter(at)safeguard(dot)com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2016	December 31, 2015

Assets
Cash, cash equivalents and marketable securities	$39,099	$63,858
Other current assets	5,159	5,810
Total current assets	44,258	69,668
Ownership interests in and advances to partner companies	182,851	171,601
Loan participations receivable	2,627	2,649
Long-term marketable securities	3,250	9,743
Other assets	3,124	3,182
Total Assets	$236,110	$256,843

Liabilities and Equity
Other current liabilities	$5,283	$6,417
Total current liabilities	5,283	6,417
Other long-term liabilities	4,030	3,965
Convertible senior debentures	51,344	50,956
Total equity	175,453	195,505
Total Liabilities and Equity	$236,110	$256,843

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015

Operating expenses	$5,228	$4,880
Operating loss	(5,228)	(4,880)

Other income (loss), net	—	(388)
Interest, net	(729)	(673)
Equity loss	(9,495)	(8,662)

Net loss before income taxes	(15,452)	(14,603)
Income tax benefit (expense)	—	—
Net loss	$(15,452)	$(14,603)

Net loss per share:
Basic	$(0.76)	$(0.70)
Diluted	$(0.76)	$(0.70)

Weighted average shares used in computing loss per share:
Basic	20,448	20,861
Diluted	20,448	20,861

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended March 31,
	2016	2015

Operating Loss
Healthcare	$—	$—
Technology	—	—
Total segment results	—	—
Other items (a)	(5,228)	(4,880)
	$(5,228)	$(4,880)

Net income (loss)
Healthcare	$(4,996)	$(4,281)
Technology	(4,500)	(4,772)
Total segment results	(9,496)	(9,053)
Other items (a)	(5,956)	(5,550)
Net loss	$(15,452)	$(14,603)

(a) Other items include corporate expenses, Penn Mezzanine and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information
To assist investors in understanding Safeguard and our 29 partner companies as of March 31, 2016, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	March 31, 2016

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method partner companies	$173,606	$314,817
Cost method partner companies	4,574	10,035
Other holdings	4,671	37,347
	$182,851	$362,199